UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2010
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Hartford Financial Services Group, Inc. One Hartford Plaza Hartford, Connecticut	06155

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (860) 547-5000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On February 8, 2010, The Hartford Financial Services Group, Inc. (the “Company”) issued a press release announcing its financial results for the three months and year ended December 31, 2009. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.
Property and Casualty Reserves
Prior accident year development recorded in the three months ended December 31, 2009
Included within prior accident year development for the three months ended December 31, 2009 were the following reserve strengthenings (releases).

	Personal	Small	Middle	Specialty	Ongoing	Other	Total
	Lines	Commercial	Market	Commercial	Operations	Operations	P&C

Directors’ and officers’ claims	$—	$—	$—	$(53)	$(53)	$—	$(53)
Commercial auto liability	—	(23)	(16)	—	(39)	—	(39)
General liability	—	—	(27)	—	(27)	—	(27)
Personal auto liability	(24)	—	—	—	(24)	—	(24)
Other Operations’ non-asbestos and non-environmental reserves	—	—	—	—	—	35	35
Other reserve re-estimates, net [1]	6	(9)	(12)	(8)	(23)	3	(20)

Total prior accident years development for the three months ended December 31, 2009	$(18)	$(32)	$(55)	$(61)	$(166)	$38	$(128)

[1]	Includes reserve discount accretion of $6, including $1 in Small Commercial, $3 in Middle Market and $2 in Specialty Commercial.
During the fourth quarter of 2009, the Company’s re-estimates of prior accident year reserves included the following significant reserve changes:
Ongoing Operations
•
Released reserves for professional liability claims by $53, primarily related to accident years 2003 to 2008. Beginning in 2008, the Company observed that claim severity for both D&O and E&O claims for the 2003 to 2006 accident years was developing favorably to previous expectations and the Company released reserves for these accident years in 2008. During 2009, the Company’s updated analysis showed that claim severity for D&O losses in the 2003 to 2008 accident years continued to develop favorably to previous expectations, resulting in a reduction of reserves.

•
Released reserves for commercial auto liability claims by $39 including $23 in Small Commercial, primarily related to accident years 2003 to 2008. In the fourth quarter of 2009, the Company recognized that the full value of large auto liability claims was being recognized as case reserves at an earlier age. The increased adequacy of case reserves caused the Company to decrease its estimate of reserves for IBNR loss and loss adjustment expenses.

•
Released reserves for general liability claims by $27, primarily related to accident years 2004 to 2007. Beginning in the third quarter of 2007, the Company observed that reported losses for high hazard and umbrella general liability claims, primarily related to the 2001 to 2006 accident years, were emerging favorably and this caused management to reduce its estimate of the cost of future reported claims for these accident years, resulting in a reserve release in each quarter since the third quarter of 2007. During 2009, management determined that the lower level of loss emergence was also evident in accident year 2007 and had continued for accident years 2003 to 2006 and, as a result, the Company reduced the reserves. In addition, during the third quarter of 2009, the Company recognized that the cost of late emerging exposures were likely to be higher than previously expected. Also in the third quarter, the Company recognized additional ceded losses on accident years 1999 and prior. These third quarter events were largely offsetting.

•
Released reserves for Personal Lines auto liability claims by $24. Beginning in the first quarter of 2008, management observed an improvement in emerged claim severity for the 2005 through 2007 accident years attributed, in part, to changes made in claim handling procedures in 2007. During 2009, the Company recognized that favorable development in reported severity was a sustained trend for those accident years and, accordingly, management reduced its reserve estimate. In the third quarter of 2009, management also recognized sustained favorable development trends in AARP for accident year 2008 and released reserves for that accident year. The fourth quarter 2009 reserve release is in response to a continuation of these same favorable trends, primarily for accident years 2006 to 2008.
Other Operations
•
In the fourth quarter of 2009, the Company completed its evaluation of certain of its non-asbestos and non-environmental reserves, including its assumed reinsurance liabilities. Based on this evaluation, the Company strengthened reserves by $35, including $25 related to projected unallocated loss adjustment expenses.

Company reserving actuaries regularly review non-asbestos and non-environmental reserves for the current and prior accident years using the most current claim data. The output from these reserve reviews are reserve estimates that are referred to as “actuarial indications”. The actuarial indication is one of the factors considered when determining recorded net reserves. Refer to the Critical Accounting Estimates section of The Hartford’s 2008 Form 10-K Annual Report for more information on how non-asbestos and non-environmental reserves are set. Total recorded net reserves, excluding asbestos and environmental reserves, were higher than the actuarial indication of the reserves by 3.8% as of December 31, 2009 and December 31, 2008.
Item 9.01 Financial Statements and Exhibits
99.1 Press Release of The Hartford Financial Services Group, Inc. dated February 8, 2010

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
Date: February 8, 2010	By:	/s/ Beth A. Bombara
		Name:	Beth A. Bombara
		Title:	Senior Vice President and Controller

Exhibit Index

Exhibit No.	Description
99.1	Press Release of The Hartford Financial Services Group, Inc. dated February 8, 2010